EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-39249) pertaining to the Pioneer Natural Resources USA, Inc. Profit Sharing 401(k) Plan, and

(2)
Registration Statement (Form S-8 No. 333-178671) pertaining to the Pioneer Natural Resources USA, Inc. 401(k) and Matching Plan, the Pioneer Natural Resources Company 2006 Long-Term Incentive Plan and the Pioneer Natural Resources Company Executive Deferred Compensation Plan;

of our report dated June 24, 2013, with respect to the financial statements of the Pioneer Natural Resources USA, Inc. 401(k) and Matching Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2012.

Ernst & Young LLP

Fort Worth, Texas
June 23, 2014

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